Exhibit 99.1

Republic Bancorp, Inc. Increases its Common Stock Cash Dividend for the 14th Consecutive Year

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 15, 2013--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced a 7% increase in the Company’s second quarter cash dividends. The cash dividend of $0.176 per share of Class A Common Stock and $0.16 per share on Class B Common Stock will be payable July 19, 2013 to shareholders of record as of June 21, 2013. The increased dividend results in an annualized dividend yield for the Class A Common stock of 3.20% based upon the closing price on May 14, 2013.

“It is with great pride that we continue to reward and thank our valued shareholders with the 14th consecutive annual increase in the Company’s quarterly cash dividend - another piece of great news in what has been another solid period for our Company’s operations. In addition to the exciting news related to our increased quarterly dividend, the Company was again named the best performing bank in the country by Bank Director Magazine and set a nine year high in mortgage banking income during the first quarter of this year. Our on-going growth and good fortune continues to reinforce our slogan, ‘We were here for you yesterday. We are here for you today. We will be here for you tomorrow,’®” commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 44 banking centers and is the parent company of Republic Bank & Trust Company and Republic Bank. Republic Bank & Trust Company has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany, one banking center in Franklin (Nashville), Tennessee, and one banking center in Bloomington (Minneapolis), Minnesota. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Republic offers internet banking at www.republicbank.com. Republic has $3.4 billion in assets and is headquartered in Louisville, Kentucky. Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

We were here for you yesterday. We are here for you today. We will be here for you tomorrow. ®

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and CEO